                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                             SCHEDULE 13D


               Under the Securities Exchange Act of 1934
                          (Amendment No. 21)

                           IMRE CORPORATION
                           (Name of Issuer)

                     Common Stock $0.02 Par Value
                    (Title of Class of Securities)

                               449695303
                            (CUSIP Number)

                     Allen & Company Incorporated
      711 Fifth Avenue, New York, New York 10022, (212) 832-8000
       (Name, Address and Telephone Number of Person Authorized
                to Receive Notices and Communications)

                            January 22, 1996
        (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Page 1 of 39 Pages

                               SCHEDULE 13D
---------------------                                  -----------------
CUSIP No. 449695303                                    Page 2 of 39 Pages
---------------------                                  -----------------

===========================================================================
1  NAME OF REPORTING PERSON -
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   ALLEN HOLDING INC.
   13-3311050
--------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [ ]
                                                                  (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                      [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
--------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
10  SHARED DISPOSITIVE POWER
    0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    0
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [X]
    Excluding 5,322,462 shares (including 333,333 shares converted from a $500,000 Convertible Subordinated Debenture, 68,300 Units and a total of 992,290 Common Stock Purchase Warrants, owned by Allen & Company Incorporated, a wholly-owned subsidiary. Each Unit consists of three shares of Common Stock and one Common Stock Purchase Warrant.)
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.0%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    HC
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                               SCHEDULE 13D
---------------------                                  -----------------
CUSIP No. 449695303                                    Page 3 of 39 Pages
---------------------                                  -----------------

===========================================================================
1  NAME OF REPORTING PERSON -
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   ALLEN & COMPANY INCORPORATED
   13-6176976
--------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [ ]
                                                                  (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY
---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   OO
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                      [ ]
---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   New York
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------
7   SOLE VOTING POWER
    5,322,462 Shares (includes 333,333 shares converted from a $500,000 Convertible Subordinated Debenture. Also includes 68,300 Units and a total of 992,290 Common Stock Purchase Warrants. Each Unit consists of three shares of Common Stock and one Common Stock Purchase Warrant.)
---------------------------------------------------------------------------
8   SHARED VOTING POWER
    0
--------------------------------------------------------------------------
9   SOLE DISPOSITIVE POWER
    5,322,462 Shares (includes 333,333 shares converted from a $500,000 Convertible Subordinated Debenture. Also includes 68,300 Units and a total of 992,290 Common Stock Purchase Warrants. Each Unit consists of three shares of Common Stock and one Common Stock Purchase Warrant.)
---------------------------------------------------------------------------
10  SHARED DISPOSITIVE POWER
    0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    5,322,462 Shares (includes 333,333 shares converted from a $500,000 Convertible Subordinated Debenture. Also includes 68,300 Units and a total of 992,290 Common Stock Purchase Warrants. Each Unit consists of three shares of Common Stock and one Common Stock Purchase Warrant.)
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [X]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)   19%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    BC,CO
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 4 of 39 Pages
---------------------                                  ------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Herbert Allen
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   10,160
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   10,160
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    10,160
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 5 of 39 Pages
---------------------                                  --------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Herbert A. Allen
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   432,692
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   432,692
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    432,692
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    2.5%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 6 of 39 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Irwin Kramer
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   11,268
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   11,268
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    11,268
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 7 of 39 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Terry Allen Kramer
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   11,268
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   11,268
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    11,268
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 8 of 39 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Bruce Allen
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   649,245
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   649,245
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    649,245
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 3.7%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 9 of 39 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Susan K. Allen
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   630,119
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   630,119
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    630,119
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    2.2%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 10 of 39 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Richard M. Crooks, Jr.
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY
---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   432,401 Shares (includes 10,000 Units and 20,000 Common Stock Options Each Unit consists of three shares of Common Stock and One
   Common Stock Purchase Warrant.)
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   432,401 Shares (includes 10,000 Units and 20,000 Common Stock Options Each Unit consists of three shares of Common Stock and One
   Common Stock Purchase Warrant.)
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,131,897 (includes 692,829 shares of the Issuer's Common Stock (the "Shares") and the 6,667 Common Stock Purchase Warrants to purchase 6,667 shares of the Issuer's Common Stock (the "Warrants") owned of record by Allen & Company Incorporated ("ACI") which may be deemed to be indirectly owned by Mr. Crooks. Pursuant to an arrangement with ACI, Mr. Crooks may be deemed to have a pecuniary interest in a portion of certain securities, including the Issuer's Common Stock owned by ACI. Consequently, the Shares and the Warrants represent, approximately, the portion of ACI's holdings of the Issuer's Common Stock from which Mr. Crooks may realize profits. The Warrants and the Shares assume the conversion of 6,667 Units. Each unit consists of three shares of Common Stock and one Common Stock Purchase Warrant.)
--------------------------------------------------------------------------

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 11 of 39 Pages
---------------------                                  -------------------


---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    6.5%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 12 of 39 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    James W. Quinn
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   500
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   500
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    500
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 13 of 39 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Eugene Protash
    ###-##-####
---------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3   SEC USE ONLY

---------------------------------------------------------------------------
4   SOURCE OF FUNDS*
    Not Applicable
---------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(E)                                      [ ]

---------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7   SOLE VOTING POWER
    900 Shares (including 100 Units.  Each Unit consists of three shares of Common Stock and one Common Stock Purchase Warrant.)
---------------------------------------------------------------------------
8   SHARED VOTING POWER
    0
---------------------------------------------------------------------------
9   SOLE DISPOSITIVE POWER
    900 Shares (including 100 Units.  Each Unit consists of three shares of Common Stock and one Common Stock Purchase Warrant.)
---------------------------------------------------------------------------
10  SHARED DISPOSITIVE POWER
    0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    900 Shares (including 100 Units.  Each Unit consists of three shares of Common Stock and one Common Stock Purchase Warrant.)
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 14 of 39 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Steven J. Greenfield
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   900
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   900
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    900
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 15 of 39 Pages
---------------------                                  --------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Robert J. Kurz
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   21,500 (including 6,000 Warrants)
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   21,500 (including 6,000 Warrants)
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    21,500 (including 6,000 Warrants)
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 16 of 39 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Walter T. O'Hara, Jr.
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   20,500 (including 10,500 Warrants)
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   20,500 (including 10,500 Warrants)
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   20,500 (including 10,500 Warrants)
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 17 of 39 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Clarke Keough

---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   10,000
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   10,000
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    10,000
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 18 of 39 Pages
---------------------                                  --------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    James Maiden

---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   5,000
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   5,000
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,000
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 19 of 39 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Brian Murphy
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   15,000 (including 5,000 Warrants)
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   15,000 (including 5,000 Warrants)
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   15,000 (including 5,000 Warrants)
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 20 of 39 Pages
---------------------                                  --------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Terence McCarthy

---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 21 of 39 Pages
---------------------                                  --------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Catherine Greenfield

---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   1,400
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   1,400
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,400
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 22 of 39 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Gaetano J. Casillo
    ###-##-####

---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   1,500
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   1,500
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,500
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 23 of 39 Pages
---------------------                                  --------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Dennis Warfield

---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   1,000
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   1,000
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,000
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 24 of 39 Pages
---------------------                                  --------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Mary Cullen
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   44,500
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   44,500
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    44,500
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.25%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 25 of 39 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Robert Cosgriff
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 26 of 39 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Harold M. Wit
    ###-##-####
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   10,000
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   10,000
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    10,000
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                               SCHEDULE 13D
---------------------                                  ------------------
CUSIP No. 449695303                                    Page 27 of 39 Pages
---------------------                                  -------------------

==========================================================================
1   NAME OF REPORTING PERSON -
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Terry Allen Kramer Trust

---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [X]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   Not Applicable
---------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]

---------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
---------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
7  SOLE VOTING POWER
   45,637
---------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
---------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   45,637
---------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER

   0
---------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    45,637
---------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.26%
---------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    OO - TRUST
===========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)
                                             Page 28 of 39 Pages

                             AMENDMENT NO. 21
                                    TO
                               SCHEDULE 13D


          The Reporting Persons hereby amend their Schedule 13D relating to the Common Stock, $0.02 per share of the IMRE Corporation (the "Issuer") as set forth herein.



Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on February 12, 1996, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth below (based upon information provided by the Company, the number of shares of Common Stock outstanding is 28,254,295).

=================================================================
Name                                   Shares          Percentage
-----------------------------------------------------------------
Allen Holding Inc.                           0 (1)          0.0%
Allen & Company Incorporated         5,322,462 (2)         19.0%
Herbert Allen                           10,160              *
Herbert A. Allen                       432,692              2.5%
Irwin H. Kramer                         11,268              *
Terry Allen Kramer                      11,268              *
Bruce Allen                            649,245              3.7%
Susan K. Allen                         630,119              2.2%
Richard M. Crooks, Jr.               1,131,897 (3)          6.5%
James W. Quinn                             500              *
Eugene Protash                             900 (4)          *
Steven J. Greenfield                       900              *
Robert J. Kurz                          21,500 (5)          0.1%
Walter T. O'Hara, Jr.                   20,500 (6)          0.1%
Clarke Keough                           10,000              *
James Maiden                             5,000              *
Brian Murphy                            15,000 (7)          0.1%
Terence McCarthy                             0              *
Catherine Greenfield                     1,400              *
Gaetano J. Casillo                       1,500              *
Dennis Warfield                          1,000              *
Mary Cullen                             44,500              0.25%
Robert Cosgriff                              0              *
Harold M. Wit                           10,000              *
Terry Allen Kramer Trust                45,637              0.26%

_______________

*    Less than 0.1%
(1)  Excludes shares owned indirectly through Allen & Company Incorporated
     ("ACI").

                                             Page 29 of 39 Pages


(2) Including 333,333 shares of the Issuer's Common Stock converted from a $500,000 Convertible Subordinated Debenture at $1.50 per share,
     68,300 Units and a total of 992,290 Common Stock Purchase Warrants
     (each Unit consists of three shares of Common Stock and one Common
     Stock Purchase Warrant). Does not include a short position of 243,477 shares of common stock held in ACI's market maker account.

(3) Including 10,000 Units and 20,000 Common Stock Options (each Unit consists of three shares of Common Stock and on Common Stock Purchase
     Warrant).

(4)  Including 100 Units (each Unit consisting of three shares of Common
     Stock and one Common Stock Purchase Warrant.)

(5)  Including 6,000 Warrants.

(6)  Including 10,500 Warrants.

(7)  Including 5,000 Warrants.

                                             Page 30 of 39 Pages


Item 7.   Material to be Filed as Exhibits.

     Exhibit A:  Officers and Directors of Allen Holding Inc.
     Exhibit B:  Officers and Directors of Allen & Company Incorporated


                                             Page 31 of 39 Pages


     After reasonable inquiry and to the best of our knowledge and belief, each of the signatories certifies that the information set forth in this Schedule relating to the respective signatory is true, complete and correct.

Dated:  February 12, 1996

ALLEN HOLDING INC.              ALLEN & COMPANY INCORPORATED


By:                             By:
   -------------------------        ------------------------
   Name:  Gaetano J. Casillo    Name:  Gaetano J. Casillo
   Title:  Vice President       Title:  Vice President


---------------------------     ---------------------------
Herbert Allen                   Susan Kathleen Wilson



---------------------------     ---------------------------
Herbert A. Allen                Richard M. Crooks, Jr.



---------------------------     ---------------------------
Irwin Kramer                    James W. Quinn



---------------------------     ---------------------------
Terry Allen Kramer              Steven J. Greenfield



---------------------------     ---------------------------
Bruce Allen                     Walter T. O'Hara, Jr.



---------------------------     ---------------------------
Eugene Protash                  Gaetano J. Casillo



---------------------------     ---------------------------
Robert J. Kurz                  Mary Cullen



---------------------------     ---------------------------
Dennis Warfield                 Robert Cosgriff

TERRY ALLEN KRAMER TRUST
                                ---------------------------
___________________________     Harold M. Wit


                                             Page 31 of 39 Pages

     After reasonable inquiry and to the best of our knowledge and belief, each of the signatories certifies that the information set forth in this Schedule relating to the respective signatory is true, complete and correct.

Dated:  February 12, 1996

ALLEN HOLDING INC.              ALLEN & COMPANY INCORPORATED


By:/s/Gaetano J. Casillo        By:/s/Gaetano J. Casillo
   ---------------------------     -------------------------
   Name:  Gaetano J. Casillo    Name:  Gaetano J. Casillo
   Title:  Vice President       Title:  Vice President

   /s/Herbert Allen               /s/Susan Kathleen Wilson
   ---------------------------    --------------------------
   Herbert Allen                     Susan Kathleen Wilson


   /s/Herbert A. Allen             /s/Richard M. Crooks, Jr.
   ----------------------------    --------------------------
      Herbert A. Allen                Richard M. Crooks, Jr.


   /s/Irwin Kramer                /s/James W. Quinn
   ----------------------------   ---------------------------
      Irwin Kramer                   James W. Quinn


   /s/Terry Allen Kramer          /s/Steven J. Greenfield
   ----------------------------   ----------------------------
      Terry Allen Kramer             Steven J. Greenfield


   /s/Bruce Allen                 /s/Walter T. O'Hara, Jr.
   ----------------------------   -----------------------------
      Bruce Allen                    Walter T. O'Hara, Jr.


   /s/Eugene Protash              /s/Gaetano J. Casillo
   ----------------------------   -----------------------------
      Eugene Protash                 Gaetano J. Casillo


   /s/Robert J. Kurz              /s/Mary Cullen
   ----------------------------   -----------------------------
      Robert J. Kurz                 Mary Cullen


   /s/Dennis Warfield             /s/Robert Cosgriff
   ----------------------------   -----------------------------
      Dennis Warfield                Robert Cosgriff


TERRY ALLEN KRAMER TRUST
                                /s/Harold M. Wit
                                ------------------------
                                   Harold M. Wit
------------------------


                                              Page 32 of 39 Pages


     OFFICERS AND DIRECTORS OF ALLEN & COMPANY INCORPORATED



Name (2)                   Business     Principal Occupation
                           Address      (i.e., Position with
                                        Allen & Company
                                        Incorporated)

Herbert A. Allen           1            President, Managing
                                        Director, Director, Chief
                                        Executive Officer

Herbert A. Allen III       1            Vice President - Elect,
                                        Director

Grace Allen                1            Director

Eran S. Ashany             1            Vice President, Director

Soledad Bastiancich        1            Vice President - Elect

Samuel H. Baker            1            Vice President - Elect,
                                        Director

Jonathan S. Bean           1            Vice President - Elect

Robert E. Beers            1            Vice President - Elect

Edmund M. Bleich           1            Vice President

Denise Calvo-Silver        1            Vice President, Director

Dominick J. Cantalupo      1            Co-Chief Operations
                                        Officer, Vice President

Marvyn Carton              1            Director - Emeritus

Gaetano J. Casillo         1            Chief Compliance Officer,
                                        Vice President

Robert H. Cosgriff         1            Chief Administrative
                                        Officer, Executive Vice
                                        President, Managing
                                        Director, Director

Richard M. Crooks, Jr.     1            Director

Thalia V. Crooks           1            Vice President, Director

Mary L. Cullen             1            Vice President,
                                        Secretary, Director

Orin F. Devereux           1            Vice President, Director

Howard M. Felson           1            Assistant Secretary, Vice
                                        President

Anthony J. Ferrante        1            Treasurer

Richard Fields             1            Executive Vice President
                                        - Elect, Managing
                                        Director, Director

Paul A. Gould              1            Executive Vice President,
                                        Managing Director, Director

                                        Page 33 of 39 Pages


John G. Hall               1            Vice President - Elect,
                                        Director

Daniel P. Harley           1            Vice President - Elect


John H. Josephson          1            Vice President, Director

Clark R. Keough            1            Vice President - Elect,
                                        Director

Donald R. Keough           1            Chairman of the Board,
                                        Director

Dara Khosrowshahi          1            Vice President - Elect,
                                        Director

Kaveh A. Khosrowshahi      1            Vice President - Elect,
                                        Director

Neal Kopp                  1            Vice President

Irwin H. Kramer            1            Executive Vice President,
                                        Managing Director,
                                        Director

Terry Allen Kramer         1            Director

Suzanne G. Kucera          1            Vice President - Elect,
                                        Director

Robert J. Kurz             1            Vice President

P. Don Lattimer            1            Director

William F. Leimkuhler      1            Assistant Secretary, Vice
                                        President - Elect,
                                        Counsel

Jeffrey J. Logan           1            Vice President

Sharon K. Losee            1            Vice President - Elect

Dan W. Lufkin              1            Special Advisor to the
                                        Board of Directors

Ellen F. Lynch             1            Vice President

Robert A. Mackie           1            Executive Vice President,
                                        Managing Director,
                                        Director

James C. Maiden, Jr.       1            Vice President

Raymond J. Martin          1            Vice President - Elect,
                                        Director

Terence A. McCarthy        1            Co-Chief Operations
                                        Officer, Vice President

Robert C. Miller           1            Vice President - Elect,
                                        Director

Brian J. Murphy            1            Vice President, Director

                                        Page 34 of 39 Pages

Louis J. Mustacchio        1            Vice President - Elect

Walter T. O'Hara, Jr.      1            Executive Vice President,
                                        Managing Director,
                                        Director

Glenn A. Okun              1            Vice President, Director

Nancy B. Peretsman         1            Executive Vice President,
                                        Managing Director,
                                        Director

Patrick S. Perry           1            Vice President - Elect,
                                        Director

Pamela M. Plager           1            Vice President - Elect,
                                        Director

Eugene Protash             1            Vice President - Elect

James W. Quinn             1            Chief Financial Officer,
                                        Director, Vice President,
                                        Assistant Secretary

Philip D. Scaturro         1            Executive Vice President,
                                        Managing Director,
                                        Director

John A. Schneider          1            Executive Vice President,
                                        Managing Director,
                                        Director

Enrique F. Senior          1            Executive Vice President,
                                        Managing Director,
                                        Director

Stanley S. Shuman          1            Executive Vice President,
                                        Managing Director,
                                        Director

John M. Simon              1            Executive Vice President,
                                        Managing Director,
                                        Director

Daniel Selmonosky          1            Vice President - Elect,
                                        Director

Ian G. Smith               1            Vice President - Elect

Lauren M. Tyler            1            Vice President - Elect,
                                        Director

Dennis J. Warfield         1            Vice President - Elect

Kim M. Weiland             1            Vice President - Elect,
                                        Director

Edward D. Weinberger       1            Vice President, Director

Harold M. Wit              1            Executive Vice President,
                                        Managing Director,
                                        Director

1      711 Fifth Avenue, New York, New York 10022-3194.

                                              Page 35 of 39 Pages



2      All the Executive Officers and Directors of Allen &
       Company Incorporated are U.S. citizens unless otherwise
       indicated.
                                              Page 36 of 39 Pages


          OFFICERS AND DIRECTORS OF ALLEN HOLDING INC.



Name (2)                   Business     Principal Occupation
                           Address      (i.e., Position with
                                        Allen Holding Inc.

Herbert A. Allen           1            President, Managing
                                        Director, Director, Chief
                                        Executive Officer

Herbert A. Allen, III      1            Vice President - Elect,
                                        Director

Grace Allen                1            Director

Eran S. Ashany             1            Vice President

Samuel H. Baker            1            Vice President - Elect

Soledad Bastiancich        1            Vice President - Elect

Jonathan S. Bean           1            Vice President - Elect

Robert E. Beers            1            Vice President - Elect

Edmund M. Bleich           1            Vice President

Denise Calvo-Silver        1            Vice President, Director

Dominick J. Cantalupo      1            Co-Chief Operations
                                        Officer, Vice President

Marvyn Carton              1            Director - Emeritus

Gaetano J. Casillo         1            Chief Compliance Officer,
                                        Vice President

Robert H. Cosgriff         1            Chief Administrative
                                        Officer, Executive Vice
                                        President, Managing
                                        Director, Director

Richard M. Crooks, Jr.     1            Director

Thalia V. Crooks           1            Vice President, Director

Mary L. Cullen             1            Vice President,
                                        Secretary, Director

Orin F. Devereux           1            Vice President, Director

Howard M. Felson           1            Assistant Secretary, Vice
                                        President

Anthony J. Ferrante        1            Treasurer

Richard L. Fields          1            Executive Vice President
                                        - Elect, Managing
                                        Director, Director

                                        Page 37 of 39 Pages



Paul A. Gould              1            Executive Vice President,
                                        Managing Director,
                                        Director

John G. Hall               1            Vice President - Elect,
                                        Director

Daniel P. Harley           1            Vice President - Elect

John H. Josephson          1            Vice President, Director

Donald R. Keough           1            Chairman, Director

Clark R. Keough            1            Vice President - Elect,
                                        Director

Dara Khosrowshahi          1            Vice President - Elect,
                                        Director

Kaveh A. Khosrowshahi      1            Vice President - Elect,
                                        Director

Neal Kopp                  1            Vice President

Irwin H. Kramer            1            Executive Vice President,
                                        Managing Director,
                                        Director

Terry Allen Kramer         1            Director

Suzanne G. Kucera          1            Vice President - Elect,
                                        Director

Robert J. Kurz             1            Vice President

P. Don Lattimer            1            Executive Vice President,
                                        Managing Director,
                                        Director

William F. Leimkuhler      1            Assistant Secretary, Vice
                                        President - Elect,
                                        Counsel

Jeffrey J. Logan           1            Vice President

Sharon K. Losee            1            Vice President - Elect

Dan W. Lufkin              1            Special Advisor to the
                                        Board of Directors

Ellen F. Lynch             1            Vice President

Robert A. Mackie           1            Executive Vice President,
                                        Managing Director,
                                        Director

James C. Maiden, Jr.       1            Vice President

Raymond J. Martin          1            Vice President - Elect,
                                        Director

Terence C. McCarthy        1            Co-Chief Operations
                                        Officer, Vice President

                                        Page 38 of 39 Pages



Robert C. Miller           1            Vice President - Elect,
                                        Director

Brian J. Murphy            1            Vice President, Director

Louis J. Mustacchio        1            Vice President - Elect

Walter T. O'Hara           1            Executive Vice President,
                                        Managing Director,
                                        Director

Glenn A. Okun              1            Vice President, Director

Nancy B. Peretsman         1            Executive Vice President,
                                        Managing Director,
                                        Director

Patrick S. Perry           1            Vice President - Elect,
                                        Director

Pamela M. Plager           1            Vice President - Elect,
                                        Director

Eugene Protash             1            Assistant Secretary, Vice
                                        President - Elect

James W. Quinn             1            Chief Financial Officer,
                                        Vice President, Assistant
                                        Secretary, Director

Philip D. Scaturro         1            Executive Vice President,
                                        Managing Director,
                                        Director

John A. Schneider          1            Executive Vice President,
                                        Managing Director,
                                        Director

Daniel Selmonosky          1            Vice President - Elect,
                                        Director

Enrique F. Senior          1            Executive Vice President,
                                        Managing Director,
                                        Director

Stanley S. Shuman          1            Executive Vice President,
                                        Managing Director,
                                        Director

John M. Simon              1            Executive Vice President,
                                        Managing Director,
                                        Director

Ian G. Smith               1            Vice President - Elect

Lauren M. Tyler            1            Vice President - Elect,
                                        Director

Dennis J. Warfield         1            Vice President - Elect

Kim M. Weiland             1            Vice President - Elect,
                                        Director


                                        Page 39 of 39 Pages



Edward D. Weinberger       1            Vice President, Director

Harold M. Wit              1            Executive Vice President,
                                        Managing Director,
                                        Director

1      711 Fifth Avenue, New York, New York 10022-3194.

2      All the Executive Officers and Directors of Allen Holding
       Inc. are U.S. citizens unless otherwise indicated.
